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                                                                     EXHIBIT 4.2

                            CERTIFICATE OF AMENDMENT
                                OF THE RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              CLAIRE'S STORES, INC.

                       Under the General Corporation Law
                            of the State of Delaware

         We, the undersigned, Rowland Schaefer and Harold E. Berritt, the Chairman of the Board and Secretary, respectively, of CLAIRE'S STORES, INC., a Delaware corporation (the "Corporation"), do hereby certify that:

         1. Section 13 of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                   "The number of members that shall comprise the Board of Directors of the Corporation shall be not less than three nor more than nine as the Board of Directors from time to time shall decide. Notwithstanding any other provisions of law, the Certificate of Incorporation or the By-Laws of the Corporation, the affirmative vote of holders of not less than 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with this Paragraphs (13) of Article FOURTH.

         2. The amendment of the Restated Certificate of Incorporation set forth herein, was duly authorized by resolution of the Corporation's Board of Directors and was considered and duly authorized by the stockholders of the Corporation at the Annual Meeting of Stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

         3. Said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.